EXHIBIT 5.1

January 11, 2008

Block Financial Corporation
H&R Block, Inc.
One H&R Block Way
Kansas City, Missouri 64105

Re: $600,000,000 of 7.875% Notes due 2013

Dear Ladies and Gentlemen:

We have acted as counsel for Block Financial LLC, a Delaware limited liability company (the "Company”), and H&R Block, Inc., a Missouri corporation (the “Guarantor”), in connection with (i) the issuance and sale by the Company of an aggregate of $600,000,000 of principal amount of the Company’s 7.875% Notes due 2013 (the “Notes”), which are fully and unconditionally guaranteed by the Guarantor pursuant to guarantees (the “Guarantee”) endorsed on the Notes, to the several Underwriters listed in Schedule A to the Underwriting Agreement dated January 8, 2008 (the "Underwriting Agreement”) among the Company, the Guarantor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and HSBC Securities (USA) Inc.. The Notes (including the Guarantee) will be issued pursuant to the Indenture, dated October 20, 1997 (the “Original Indenture”), among the Company, Guarantor and Deutsche Bank Trust Company Americas (f/k/a Bankers Trust Company) (the “First Trustee”), as supplemented by that certain First Supplemental Indenture, dated as of April 18, 2000 (the “First Supplemental Indenture”), among the Company, Guarantor, the First Trustee and The Bank of New York, as separate trustee under the Indenture in respect of the Company’s 8.50% Notes due 2007 (the “Second Trustee”).

In reaching the conclusions expressed herein, and acting in our capacity as counsel to the Company in connection with the above referenced transactions, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and other documents as we have deemed necessary or appropriate for purposes of this opinion letter, including, without limitation:

a. the Underwriting Agreement;

b. the Original Indenture;

c. the First Supplemental Indenture;

Block Financial LLC
H&R Block, Inc.
January 11, 2008

d.	Officers’ Certificate of the Company establishing the terms of the Notes (the “Officers’ Certificate”, and the Original Indenture, as supplemented or amended by the First Supplemental Indenture and the Officers’ Certificate is referred to herein as the “Indenture”);

e.	two global notes representing the Notes and the Guarantee endorsed on the Notes;

f.	the Registration Statement on Form S-3 (File No. 333-118020) filed with the Securities and Exchange Commission on August 6, 2004 (the “Registration Statement”);

g.	the prospectus of the Company and the Guarantor dated October 21, 2004 (the “Base Prospectus”);

h.	the preliminary prospectus supplement of the Company dated January 8, 2008 (together with the Base Prospectus, the “Preliminary Prospectus”);

i.	the prospectus supplement of the Company dated January 8, 2008 (the “Prospectus Supplement”, and together with the Base Prospectus, the “Prospectus”);

j.	each Issuer Free Writing Prospectus specified in Schedule C to the Underwriting Agreement;

k.	the certificate of formation and operating agreement of the Company, as certified by the Secretary of the Company;

l.	the articles of incorporation and by-laws (both, as amended and/or restated) of the Guarantor, as certified by the Secretary of the Guarantor;

m.	the resolutions adopted by the sole member of the Company and the Board of Directors of the Guarantor relating to the offer and sale of the Notes by the Company and the guarantee thereof by the Guarantor as certified by the Secretary of the Company and the Secretary of the Guarantor, respectively; and

n.	the resolutions adopted by the Pricing Committee of the Company on January 8, 2008, as certified by the Secretary of the Company.
     We express no opinion as to matters under or involving the laws of any jurisdiction other than the Delaware Limited Liability Company Act, the General Corporation Law of Delaware, the corporate laws of the State of Missouri, the laws of the State of New York, and the federal law of the United States of America.

Block Financial LLC
H&R Block, Inc.
January 11, 2008

     For purposes of the opinions expressed below, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company or the Guarantor); (iv) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (v) all Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus Supplement.
     Our opinions below that any document is valid, binding or enforceable is qualified as to: (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar federal or state laws generally affecting the rights of creditors or secured parties; (ii) rights to indemnification and contribution, which may be limited by applicable law, public policy or equitable principles, and exculpatory provisions and waivers of the benefits of statutory provisions, which may be limited on public policy grounds; and (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.
     Based upon the foregoing and subject to the limitations, qualifications, and exceptions set forth herein, we are of the opinion that:
     1. the Notes have been duly authorized by all necessary corporate action on the part of the Company and the Guarantee has been duly authorized by all necessary corporate action on the part of the Guarantor; and
     2. the Notes and the Guarantee constitute valid and legally binding obligations of the Company and the Guarantor, respectively, enforceable in accordance with their terms.
     We consent to your filing this opinion letter as an exhibit to the Current Report on Form 8-K and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus constituting a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended. This opinion letter is rendered solely for your benefit in connection with the above matter and may not be relied upon in any manner by any other person or entity without our express written consent.

Very truly yours, STINSON MORRISON HECKER LLP
/s/ Stinson Morrison Hecker LLP